                                                                    EXHIBIT 99.2


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     We manufacture, recycle, market and distribute steel and metal products through a network of over 140 locations in the United States and internationally.

     Following our acquisitions of CMCZ and Lofland in December 2003, we have revised our segment reporting to include five reportable segments. We have maintained our recycling and marketing and distribution segments, but presented our new Polish minimill, CMCZ, separately because its economic characteristics are different from our domestic minimills. Our former manufacturing segment has been split into two segments: 1) domestic mills, including our four steel minimills and copper tube minimill and 2) fabrication, including our new rebar acquisition (Lofland). Following our acquisition of the rebar fabricator, we made internal management reporting changes, which necessitated this change in segment reporting. We have revised prior period results to be consistent with our current segment presentation.

DOMESTIC MILLS OPERATIONS

We conduct our domestic mills operations through a network of:

     o steel mills, commonly referred to as "minimills," that produce reinforcing bar, angles, flats, small beams, rounds, fence post sections and other shapes;

     o    scrap processing facilities that directly support these minimills; and

     o    a copper tube minimill.

CMCZ OPERATIONS

We conduct our CMCZ minimill operation through:

     o    a rolling mill that produces primarily reinforcing bar;

     o    a rolling mill that produces wire rod; and

     o    our majority-owned scrap processing facilities that directly support
          CMCZ.

FABRICATION OPERATIONS

We conduct our fabrication operations through a network of:

     o steel fabrication and processing plants that bend, cut and fabricate steel, primarily reinforcing bar and angles;

     o warehouses that sell or rent supplies for the installation of concrete;

     o    plants that produce special sections for floors and ceiling support;

     o    plants that produce steel fence posts;

     o a plant that treats steel with heat to strengthen and provide flexibility;

     o    a plant that rebuilds railcars; and

     o    a railroad salvage company.

RECYCLING OPERATIONS

     We conduct our recycling operations through 44 metal processing plants located in the states of Texas, South Carolina, Florida, North Carolina, Oklahoma, Kansas, Missouri, Tennessee, Louisiana and Georgia.

MARKETING AND DISTRIBUTION OPERATIONS

     We market and distribute steel, copper and aluminum coil, sheet and tubing, ores, metal concentrates, industrial minerals, ferroalloys and chemicals through our network of 15 marketing and distribution offices, 4 processing facilities and joint ventures around the world. Our customers use these products in a variety of industries.

     You should read this management's discussion and analysis in connection with your review of our consolidated audited financial statements and the accompanying footnotes.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The following are important accounting policies, estimates and assumptions that you should understand as you review our financial statements. We apply these accounting policies and make these estimates and assumptions to prepare financial statements under generally accepted accounting principles. Our use of these accounting policies, estimates and assumptions affects our results of operations and our reported amounts of assets and liabilities. Where we have used estimates or assumptions, actual results could differ significantly from our estimates.

     Revenue Recognition. We recognize sales when title passes to the customer either when goods are shipped or when they are received based upon the terms of the sale. For certain of our steel fabrication operations, we recognize net sales and profits from certain long-term fixed price contracts by the percentage of completion method. For the years ended August 31, 2003, 2002 and 2001, respectively, approximately 3%, 6% and 8% of our total net sales were recognized on a percentage of completion basis. In determining the amount of net sales to recognize, we estimate the total costs and profits expected to be recorded for the contract term and the recoverability of costs related to change orders. When we estimate that a contract will result in a loss, the entire loss is accrued as soon as it is probable and estimable.

Through the passage of time due to the variances between actual costs and those that we previously anticipated, these estimates could change, resulting in changes in our earnings.

     Contingencies. We make accruals as needed for litigation, administrative proceedings, government investigations (including environmental matters), and contract disputes. We base our environmental liabilities on estimates regarding the number of sites for which we will be responsible, the scope and cost of work to be performed at each site, the portion of costs that we expect we will share with other parties and the timing of the remediation. Where timing of expenditures can be reliably estimated, we discount amounts to reflect our cost of capital over time. We record these and other contingent liabilities when they are probable and when we can reasonably estimate the amount of loss. Where timing and amounts cannot be precisely estimated, we estimate a range, and we recognize the low end of the range without discounting. Also, see Note 9, Commitments and Contingencies, to our consolidated financial statements for the year ended August 31, 2003.

     Inventory Cost. We determine inventory cost for most domestic inventories by the last-in, first-out method, or LIFO. At the end of each quarter, we estimate both inventory quantities and costs that we expect at the end of the fiscal year for these LIFO calculations, and we record an amount on a pro-rata basis. These estimates could vary substantially from the actual year-end results, causing an adjustment to cost of goods sold. See Note 14, Quarterly Financial Data, to our consolidated financial statements for the year ended August 31, 2003. We record all inventories at the lower of their cost or market value.

     Property, Plant and Equipment. Our manufacturing and recycling businesses are capital intensive. We evaluate the value of these assets and other long-lived assets whenever a change in circumstances indicates that their carrying value may not be recoverable. Some of the estimated values for assets that we currently use in our operations utilize judgments and assumptions of future undiscounted cash flows that the assets will produce. If these assets were for sale, our estimates of their values could be significantly different because of market conditions, specific transaction terms and a buyer's different viewpoint of future cash flows. Also, we depreciate property, plant and equipment on a straight-line basis over the estimated useful lives of the assets. Depreciable lives are based on our estimate of the assets' economically useful lives. To the extent that an asset's actual life differs from our estimate, there could be an impact on depreciation expense or a gain/loss on the disposal of the asset in a later period. We expense major maintenance costs as incurred.

     Other Accounting Policies and New Accounting Pronouncements. See Note 1, Summary of Significant Accounting Policies, to our consolidated financial statements for the year ended August 31, 2003.

CONSOLIDATED RESULTS OF OPERATIONS

                                                    YEAR ENDED
                                                    AUGUST 31,
                                     ----------------------------------------
                                        2003           2002           2001
                                     ----------     ----------     ----------
                                         (IN MILLIONS, EXCEPT SHARE DATA)
Net sales                            $    2,876     $    2,480     $    2,470
Net earnings                               18.9           40.5           23.8
LIFO effect on net earnings
   expense (income)                         6.1            1.0           (1.1)
   Per diluted share                       0.21           0.04          (0.04)

SEGMENTS

     Unless otherwise indicated, all dollars below are before income taxes. Financial results for our reportable segments are consistent with the basis and manner in which we internally disaggregate financial information for making operating decisions. For the year ended August 31, 2003, we had three reportable segments: manufacturing, recycling, and marketing and distribution.

     Following our acquisitions in December 2003, we have revised our segment reporting to include five reportable segments. We have maintained our recycling and marketing and distribution segments, but presented CMCZ separately because its economic characteristics are different from our domestic minimills. Our former manufacturing segment has been split into two segments: 1) domestic mills, including our four steel minimills and copper tube minimill and 2) fabrication, including our new rebar acquisition. Following our acquisition of the rebar fabricator, we made internal management reporting changes, which necessitated this change in segment reporting. We have revised prior period results to be consistent with our current segment presentation.

     Our management uses adjusted operating profit (loss) to compare and evaluate the financial performance of our segments. Adjusted operating profit is the sum of our earnings before income taxes, and financing costs. See Note 13, Business Segments, to our consolidated financial statements for the year ended August 31, 2003.

     The following table shows net sales and adjusted operating profit (loss) by business segment:

                                                YEAR ENDED AUGUST 31,
                                      ------------------------------------------
                                         2003            2002            2001
                                      ----------      ----------      ----------
                                                     (IN MILLIONS)
Net sales:
  Domestic mills                      $      770      $      721      $      672
  Fabrication                                743             805             819
  Recycling                                  441             378             394
  Marketing and distribution               1,150             777             771
  Corporate and eliminations                (228)           (202)           (188)
Adjusted operating profit (loss):
  Domestic mills                      $     19.7      $     41.0      $     42.6
  Fabrication                                0.7            30.4            14.1
  Recycling                                 15.2             5.1            (2.3)
  Marketing and distribution                21.8            14.2             7.8
  Corporate and elimination                (11.1)           (8.1)           (4.8)

2003 COMPARED TO 2002

     Domestic mills. We include our domestic steel minimills and our copper tube minimill in our domestic mill segment.

     Our domestic mills' adjusted operating profit for the year ended August 31, 2003 decreased $21.3 million as compared to 2002. A litigation settlement at the steel mills in 2002 accounted for $2.5 million of the decrease. Excluding this item, adjusted operating profit decreased 49% in 2003 as compared to 2002. The effect of valuing inventories under the LIFO method and increased utility costs accounted for $3.5 million and $9.4 million, respectively, of the decrease in adjusted operating profit. The remaining $5.9 million was due to higher scrap costs, net of the effect of higher selling prices and shipments. Net sales for the year ended August 31, 2003 increased $49 million (7%) as compared to 2002. Our steel minimills implemented higher selling prices that became partially effective during the second half of 2003, although steel mill selling prices were at very low levels for much of 2003. However, scrap purchase prices were driven sharply higher by offshore demand and the weakening value of the U.S. dollar. The selling price increases and increased shipments did not fully offset higher scrap and utility costs. Gross margins were significantly lower as a result of these conditions. Our copper tube mill's gross margins were also lower due to increased copper scrap purchase prices and lower selling prices for its products.

     The table below reflects steel and scrap prices per ton:

                                                          YEAR ENDED
                                                          AUGUST 31,
                                                   -------------------------
              (DOLLARS PER TON)                       2003           2002
----------------------------------------------     ----------     ----------
Average mill selling price-total sales             $      278     $      269
Average mill selling price-finished goods only            287            275
Average ferrous scrap purchase price                       97             80

     Adjusted operating profit for our four domestic steel minimills decreased $18.2 million (52%) for the year ended August 31, 2003 as compared to 2002. The effect of valuing inventories under the LIFO method accounted for $3.5 million (19%) of the decrease in adjusted operating profit for the year ended August 31, 2003 as compared to 2002. Also, during the year ended August 31, 2002, our domestic steel minimills received $2.5 million from a nonrecurring graphite electrode litigation settlement. Even excluding these items, adjusted operating profit in 2003 decreased as compared to 2002 because higher shipments and average selling prices were not enough to offset higher input costs, including scrap and utilities. Our adjusted operating profit at SMI Texas decreased 25% to $19.3 million for the year ended August 31, 2003 as compared to an adjusted operating profit of $25.8 million in 2002. SMI South Carolina lost $7.1 million for the year ended August 31, 2003 as compared to a $2.8 million adjusted operating profit in 2002. Higher scrap costs, higher energy costs and a weak demand for our products were the most significant reasons for SMI South Carolina's loss in 2003 although these factors were partially offset by price increases in the fourth quarter. SMI Arkansas reported a $160 thousand adjusted operating profit in 2003 as compared to a $3.5 million adjusted operating profit in 2002. Most of the decrease in adjusted operating profit at SMI Arkansas was attributable to LIFO expense caused by higher year end inventories of rerolling rail. However, adjusted operating profit at our SMI Alabama mill for the year ended August 31, 2003 increased 63% to $4.2 million as compared to $2.5 million in 2002. Cost reduction efforts, improved operating efficiencies, and better market conditions were the key factors in SMI Alabama's improved profitability. Our mills shipped 2,284,000 tons in 2003, an increase of 5% as compared to 2,171,000 tons shipped in 2002, due largely to higher billet sales. Our mills rolled 1,972,000 tons, a 3% decrease as compared to 2002. Our minimills melted 2,081,000 tons during the year ended August 31, 2003, which was a decrease of 1% as compared to 2002. Our average total mill selling price at $278 per ton increased $9 (3%) as compared to 2002. Our mill selling price for finished goods increased $12 per ton (4%) in 2003 as compared to 2002. Our average scrap purchase costs in 2003 increased $17 per ton (21%) as compared to 2002. Utility expenses increased by $9.4 million for the year ended August 31, 2003 as compared to 2002. The increase in utility costs was mostly due to higher natural gas costs, although electricity expenses also increased.

     Our copper tube minimill reported an adjusted operating profit of $620 thousand for the year ended August 31, 2003 as compared to an adjusted operating profit of $5.1 million in 2002. Net sales were 2% lower in 2003 as compared to 2002. Our copper tube shipments increased 4% to 61.9 million pounds during 2003 as compared to 2002. However, our average net selling price for plumbing and refrigeration tube decreased by 7 cents per pound (6%) to $1.17 per pound as compared to $1.24 per pound in 2002. We increased our production to 60.7 million pounds for the year ended August 31, 2003, which was 8% more than the 56.2 million pounds that we produced in 2002. Our average copper scrap price increased 4 cents per pound (6%) during the year ended August 31, 2003 as compared to 2002. The difference between the sales price ($1.17 and $1.24 in 2003 and 2002, respectively) and copper scrap purchase cost ($0.72 and $0.68 in 2003 and 2002, respectively) are commonly referred to as "the metal spread." The metal spread declined 21% in 2003 as compared to 2002. Although single family residential construction held up relatively well, other market sectors were weaker which put pressure on selling prices.

     Fabrication. Our fabrication operations were less profitable in 2003 as compared to 2002 primarily due to lower selling prices which more than offset the impact of higher shipments. Our fabrication operations reported an adjusted operating profit of $700 thousand for the year ended August 31, 2003 as compared to a profit of $30.4 million in 2002. We recorded a $5.2 million gain from the sale of SMI-Owen in March 2002. Also, prior to its sale, SMI-Owen had an adjusted operating profit of $2.9 million for the year ended August 31, 2002. Excluding these items, fabrication adjusted operating profits decreased by $21.6 million for the year ended August 31, 2003 as compared to 2002. The $21.6 million decrease was due primarily to lower selling prices. Our fabrication plants shipped 1,028,000 tons in 2003, 4% more than the 984,000 tons shipped during 2002. Our fabricated rebar shipments increased 104,000 tons (19%) as compared to 2002. Lower structural, joist and post plant shipments partially offset this increase. The average fabrication selling price for the year ended August 31, 2003 decreased $72 per ton (12%) to $536 per ton as compared to $608 per ton in 2002. Our rebar fabrication, construction-related products, post and heat treating plants were profitable during the year ended August 31, 2003. Our joist and structural steel fabrication operations recorded losses during 2003 due to lower selling prices and shipments. During the year ended August 31, 2003, the joist plants reduced certain inventory stock values by $1.8 million to their estimated current market value. Also, during the year ended August 31, 2003, we wrote-down $711 thousand of inventory at two of our other fabrication facilities, we recognized a $998 thousand gain on the trade-in of rental forms in construction-related products, and we reduced our deferred insurance proceeds accrual by $937 thousand (see Note 9, Commitments and Contingencies, to our consolidated financial statements for the year ended August 31, 2003).
During 2003, we acquired substantially all of the operating assets of the Denver, Colorado location of Symons Corporation, E.L. Wills in Fresno, California and Dunn Del Re Steel in Chandler, Arizona. The Symons location is a concrete formwork supplier, and E.L. Wills and Dunn Del Re Steel are rebar fabrication operations. The purchase prices for these businesses totaled $14.0 million. No single one of these acquisitions was significant to our operations.

     Recycling. Our recycling segment reported an adjusted operating profit of $15.2 million for the year ended August 31, 2003 as compared to an adjusted operating profit of $5.1 million in 2002. All four of the geographic regions where the segment operates were substantially more profitable. Net sales for the year ended August 31, 2003 were $441.4 million, an increase of 17% as compared to our net sales of $378.1 million in 2002. Our gross margins were 24% higher in 2003 as compared to 2002, partially due to controls over costs. The segment processed and shipped 1,639,000 tons of ferrous scrap during the year ended August 31, 2003, an increase of 10% as compared to 2002. Ferrous sales prices were on average $100 per ton, 23% higher than in 2002. Greater demand from overseas markets contributed to this increase, as well as the weaker U.S. dollar.

     Nonferrous markets improved moderately during the year ended August 31, 2003. Our average nonferrous scrap sales price of $1,021 per ton was 8% higher than in 2002, although shipments were 3% lower at 231,000 tons. The total volume of scrap processed, including the steel group's processing plants, was 2,811,000 tons, an increase of 9% from the 2,568,000 tons processed in 2002.

     Marketing and Distribution. Net sales for the year ended August 31, 2003 for our marketing and distribution segment increased $372.7 million (48%) to $1.15 billion, as compared to 2002 net sales of $777.0 million. Most of the increase related to sales outside of the United States. Adjusted operating profit for the year ended August 31, 2003 was $21.8 million, an increase of 53% as compared to 2002, due mostly to better results from our international operations. International steel prices for flat-rolled products rose and then weakened, because of decreased demand from China, during the first three quarters of 2003. However, the prices for flat-rolled steel products rose again during the fourth quarter. Prices for long products slowly increased during 2003. Our steel shipments increased, except for imports into the U.S. Our business in the U.S. was reduced because of the weak economy and the weaker U.S. dollar. Due to these factors, volumes, prices and margins for nonferrous semi-finished products were lower in 2003 as compared to 2002. However, sales and margins for ores, minerals, ferroalloys and special metals were generally higher. Also, freight costs increased in 2003 as compared to 2002. Our marketing and distribution and service center operations in Australia were more profitable in 2003 as compared to 2002. Our joint venture Europickling facility in Belgium became profitable during 2003. Also, the joint venture arrangements with our 11% investee, Trinecke Zelezarny, a Czech mill, contributed to our sales in Central Europe. Sales into Asia, including China, were strong, especially during the first and second quarters of our fiscal 2003. In July 2003, our international subsidiary entered into a definitive agreement to purchase a controlling interest in CMCZ. This acquisition closed on December 3, 2003.

     Other. Our employees' retirement plan expenses were 16% lower for the year ended August 31, 2003 as compared to 2002. Discretionary items such as contributions were lower for the year ended August 31, 2003 as compared to 2002. We committed less to these items because 2003 was less profitable. Interest expense for the year ended August 31, 2003 was lower as compared to 2002 due primarily to lower overall interest rates on short-term borrowings and two interest rate swaps on parts of our long-term debt which resulted in lower effective interest rates.

     During 2002, we favorably resolved all issues for our federal income tax returns through 1999. Due to the lack of any material adjustments, we reevaluated the tax accruals and, consequently, reduced the net tax expense by $1.0 million during 2002.

     On August 8, 2003, we increased our commercial paper program to permit maximum borrowings of up to $275 million, up from the prior year $174.5 million level. Commercial paper capacity is reduced by any outstanding standby letters of credit under the 2003 program which totaled $20.6 million at August 31, 2003.

2002 COMPARED TO 2001

     Domestic mills. We include our domestic steel minimills and our copper tube minimill in our domestic mills segment.

     Our domestic mills' adjusted operating profit in 2002 decreased $1.6 million (4%) as compared to 2001 on $49 million (7%) more net sales. Increased production and shipments at our steel minimills partially offset lower selling prices, increased scrap purchase costs and lower copper tube earnings. Also, we spent less in 2002 on utilities, and we recorded lower depreciation and amortization expense.

     The table below reflects steel and scrap prices per ton:

                                                          YEAR ENDED
                                                          AUGUST 31,
                                                   -------------------------
               (DOLLARS PER TON)                      2002           2001
----------------------------------------------     ----------     ----------
Average mill selling price-total sales             $      269     $      284
Average mill selling price-finished goods only            275            290
Average ferrous scrap purchase price                       80             74

     During 2002, adjusted operating profit for our four steel minimills rose 27% compared with 2001, despite lower selling prices. SMI South Carolina had a $2.8 million adjusted operating profit in 2002 compared to a $1.6 million loss in 2001. SMI Alabama turned around as well with a $2.5 million adjusted operating profit in 2002 compared to a $2.2 million loss in 2001. Adjusted operating profits at SMI Arkansas were up 4% in the current year period. These improvements more than offset a 7% decline in adjusted operating profits at SMI Texas as compared to 2001. A major reason for the minimills' improved profitability was a 14% increase in shipments because of continued public projects infrastructure construction. Shipments were 2,171,000 tons in 2002 compared to 1,903,000 in 2001. Mill production also increased over last year. Tons rolled were up 19% to 2,026,000 in 2002. Tons melted were up 17% to 2,100,000 in 2002. Even though demand was strong, the average total mill selling price at $269 per ton was $15 (5%) below last year. Also, in 2002, we sold more semi-finished billets, a product with a lower selling price than our average. Average scrap purchase costs were $6 per ton (8%) higher than in 2001, resulting in smaller margins. Utility expenses declined by $2.4 million as compared to 2001. Decreases in natural gas costs more than offset higher electricity costs. Also, depreciation and amortization expenses decreased by $5.2 million in 2002, primarily because SMI-South Carolina fully depreciated its mill rolls and guides as well as certain melt shop equipment. The mills also received $2.5 million from a nonrecurring graphite electrode litigation settlement in 2002.

     Our copper tube minimill's adjusted operating profit decreased 59% with 7% less net sales as compared to 2001. Copper tube shipments increased 3% from 2001 to a record 59.3 million pounds, and production increased 5% from 2001 to a record 56.2 million pounds. However, average sales prices dropped 10% in 2002 to $1.24 per pound as compared to the average sales price in 2001 of $1.38. The biggest factor was lower apartment and hotel/motel construction. Consequently, demand for plumbing and refrigeration tube was not as strong. The 2002 product mix included increased quantities of HVAC products and line sets. In the marketplace, we continued to adapt to the consolidation among our buyers. The difference between sales price and copper scrap purchase cost (commonly referred to as "the metal spread"), declined 8% in 2002 compared to 2001. Lower raw material purchase costs did not fully compensate for the decline in selling prices.

     Fabrication. Adjusted operating profit in our fabrication businesses increased by $16.3 million (116%) in 2002 as compared to 2001. We achieved this increase in adjusted operating profit in 2002 for three primary reasons: (i) the nonrecurrence of the prior year litigation accrual in the amount of $8.3 million, (ii) the current year gain on the sale of our heavy structural fabrication operation, SMI-Owen, in the amount of $5.2 million and (iii) the nonrecurrence of the prior year joist start-up costs of $8.9 million. Excluding the 2002 gain on the sale of SMI-Owen ($5.2 million), the 2001 litigation accrual ($8.3 million) and the 2001 joist startup costs ($8.9 million), adjusted operating profits in 2002 decreased by $6.1 million (19%) as compared to 2001.

     Near the end of fiscal 2002, we discovered two significant, but unrelated events, requiring retroactive writedowns at two rebar fabrication operations. The total amount of the adjustments required to correct the August 31, 2002 balance sheets of these two facilities was $4.6 million. These adjustments affected fiscal years from 1999 to 2002. In August 2002, we uncovered a theft and an accounting fraud which occurred over four years at a rebar fabrication plant in South Carolina. The total adjustment required to revert the accounting records to their proper balances was $2.7 million. In September 2002, we discovered accounting errors related to losses on rebar fabrication and placement jobs at one facility in California, some of which date back to its acquisition in fiscal 2000. The resulting charge was $1.9 million. The South Carolina incident resulted in a $900 thousand expense in fiscal 2002. The remaining $3.7 million for both instances was attributed $885 thousand to fiscal 2001, $2.6 million to fiscal 2000, and $227 thousand to 1999, resulting in prior period adjustments to these previously reported financial statements. We took immediate action to strengthen compliance with our internal control policies in the areas of segregation of duties, personnel and management review and oversight. Controllers at both locations were replaced as well as the general manager of the rebar fabrication plant in South Carolina. The steel group has increased the level of detail, the frequency of submission and the amount of review of its operating locations' reporting. We have renewed emphasis on periodic and timely internal balance sheet audits at all operating locations and completed audits of all its operating locations in fiscal 2003. No major areas of noncompliance were noted. Senior management and area managers of all our locations attended internal meetings led by the CEO and CFO regarding management's responsibility for internal control, dealing with noncompliance issues and our commitment to only the highest of ethical standards of conduct.

     Fabrication plant shipments totaled 984,000 tons, down fractionally from 986,000 tons shipped in 2001. The average fabrication selling price in 2002 decreased $38 per ton (6%) to $608 per ton as compared to $646 per ton in 2001. Rebar fabrication markets were softer in 2002 as a result of intense competition, and several plants reported losses. During 2002, we acquired the real estate, equipment, inventory and work in process of Varmicon, Inc. in Harlingen, Texas. We now operate this rebar fabrication facility under the name of SMI-Valley Steel. The steel joist operations, which includes cellular and castellated beams, were break even in 2002, an improvement over the loss in 2001. Both prices and shipments decreased, but lower operating costs and shop efficiencies helped significantly. Also, in 2001 these joist operations incurred $8.9 million in start-up costs. Structural steel fabrication profits, excluding SMI-Owen and the prior year litigation accrual, were down in 2002 compared to 2001. However, our concrete-related products operations were more profitable in 2002. We continued to expand this business through the acquisition of Dowel Assembly Manufacturing Company, or DAMCO, in Jackson, Mississippi. DAMCO manufactures dowel baskets and has an epoxy coating business. In 2002, we started Spray Forming International, a stainless steel cladding operation located in South Carolina.

     Recycling. Our recycling segment reported an adjusted operating profit of $5.1 million in 2002 compared with an adjusted operating loss of $2.3 million in 2001. Net sales in 2002 were 4% lower at $378 million as compared to 2001. However, gross margins were 11% above last year, primarily because we shipped 8% more total tons. Demand for ferrous scrap improved both in the U.S. and internationally. The segment processed and shipped 1,494,000 tons of ferrous scrap in 2002, 10% more than in 2001. Ferrous sales prices were on average $81 per ton, an increase of $6 from 2001. Nonferrous shipments were flat at 238,000 tons. The average 2002 nonferrous scrap sales price of $947 per ton was 9% lower than in 2001. Increased productivity, higher asset turnover and reduced costs contributed to the improved 2002 results. The total volume of scrap processed, including the steel group's processing plants, was 2,568,000 tons, an increase of 11% from the 2,308,000 tons processed in 2001.

     In 2002, we acquired most of the transportation assets of Sampson Steel Corporation in Beaumont, Texas. These assets were combined with our existing scrap processing facility in Beaumont. Also, we closed our Midland, Texas facility, resulting in a writedown of $455,000 on certain equipment.

     Marketing and Distribution. Net sales in 2002 for our marketing and distribution segment increased 1% to $777 million as compared to 2001. Adjusted operating profit in 2002 increased 82% to $14.2 million as compared to 2001, mostly due to better results from our Australian operations. International steel prices and volumes for steel and nonferrous semifinished products improved during the second half of 2002, primarily in the distribution and processing businesses. However, depressed economies, oversupply in most markets and intense competition from domestic suppliers in the respective markets caused compressed margins for numerous steel products, nonferrous metal products and industrial raw materials and products. The U.S. dollar weakened against major currencies, a beneficial development.

     In September 2001, we completed our acquisition of Coil Steels Group, an Australian service center in which we already owned a 22% share. This acquisition provided $2.2 million of additional profits and

$69.0 million in net sales during 2002. Sales and profits for the Company's pre-existing business in Australia also improved significantly. However, this increase in net sales was more than offset by decreased sales in our U.S. operations due to fewer imports into the United States.

     Operating profits for the U.S. divisions improved significantly due to Cometals which returned to more historical levels, and Dallas Trading which benefited from U.S. tariff legislation. Lower margins at Commonwealth on semi-finished products almost offset these improvements. Our European operations' net sales decreased slightly in 2002 as compared to 2001, but profits improved significantly. The segment's recent strategy of growing its downstream marketing and distribution business offset the continuing very difficult trading conditions.

     Other. Selling, general and administrative, as well as employees' retirement plans expenses, were higher in 2002 as compared to 2001, mostly due to our acquisition of Coil Steels Group, or CSG, in 2001 and discretionary items such as bonuses and profit sharing. This increase was consistent with the improvement in our operating profitability. Interest expense decreased by $8.9 million (32%) from 2001 largely due to lower interest rates and much lower average short-term borrowings. Also, during 2002 we entered into two interest rate swaps which resulted in interest expense savings. During 2002, we favorably resolved all issues for our federal income tax returns through 1999. Due to the lack of any material adjustments, we reevaluated the tax accruals and, consequently, reduced the net tax expense by $1.0 million during 2002.